                                                                   Exhibit 10.25

                                October 11, 2001

Mr. George T. Haymaker, Jr.
Kaiser Aluminum & Chemical Corporation
5847 San Felipe, Suite 2600
Houston, Texas 77057

         Re:      Non-Executive Chairman of the Boards Agreement

Dear George:

         On behalf of the Boards of Directors (the "Boards") of Kaiser Aluminum
Corporation ("KAC") and Kaiser Aluminum & Chemical Corporation ("KACC") this letter agreement confirms the terms of our offer to you to become the non-executive Chairman of the Boards of KAC and KACC.

         The terms of our offer are as follows:

         1. POSITION: The Boards offer to, and upon your acceptance of this agreement do hereby, engage you in the position of non-executive Chairman of the
Boards of KAC and KACC. Including your duties as a Director of the Boards, you are committed to make available up to an average of eighty (80) hours each calendar month for devotion to the affairs of KAC and KACC as directed by the
Chief Executive Officer or by the Boards, with particular focus on assisting with implementation of the strategic plans that have been developed (or will be developed) for KAC and KACC, including but not limited to, the three (3) matters listed below in Paragraph 3.(c) of this letter agreement.

         2. TERM: The term of this agreement is for the period October 11, 2001, through December 31, 2002. The parties have no obligation to renew this agreement at the end of the term. This agreement may be terminated earlier (i)
at the sole discretion of the Boards, (ii) by your death or disability (as defined in KAC's Long Term Disability Plan that covers executives and directors of KAC, (iii) for cause (as defined below), (iv) the mutual agreement of the parties hereto, or (v) by you, with sixty days notice to the Boards unless shorter notice is agreed in the sole discretion of the Boards.

         For purposes of this letter agreement, the term "cause" shall mean:

         (a)      Your conviction for, or plea of nolo contendere to, a felony;
                  or

         (b)      Your commission of an act involving fraud or intentional
                  dishonesty, which act is intended to result in substantial personal enrichment at the expense of KAC or any of
                  its subsidiaries; or

         (c)      Your breach of any material provision of this letter agreement which remains uncorrected for 30 days after written notice from the Boards or the Chief Executive Officer and an
                  opportunity to correct; or

         (d)      Your knowing and willful misconduct in the performance of your duties, which continues for 30 days after written notice from the Boards or the Chief Executive Officer and which results in material injury to the reputation, business or operation of
                  KAC or any of its subsidiaries.

The existence of "cause" shall be determined by an affirmative vote of not less than two-thirds of the members of each of the Boards. If the requisite affirmative vote by two-thirds of the members of each of the Boards is not obtained, this letter agreement may not be terminated for cause.

         3.  COMPENSATION:

         (a)      Your annual base compensation as a Director of $50,000,
                  $30,000 of which is payable in cash quarterly in arrears,
                  shall continue unmodified.  Some or all of the cash portion of such compensation may be deferred at your option into a
                  "phantom stock" and/or interest-bearing account to the same extent as other Directors of KAC and KACC are permitted an election to do so pursuant to the Deferred Fee Agreement.
                  Amounts which otherwise would be payable to you during the term of this letter agreement under KAC's and KACC's
                  Directors' compensation policies for attendance at meetings of the Boards and committees thereof and for service as Chairman or a member of such committees shall be deemed to be included in the compensation payable under Paragraph 3.(b) of this
                  letter agreement.

         (b)      Your base compensation for services as non-executive Chairman of both Boards will be computed at the rate of $365,000 per year, which shall be payable in cash, quarterly in arrears, in the first week of the first month following the completion of each calendar quarter in which such compensation is earned.
                  For the period October 11, 2001, through December 31, 2001, the amount to be earned is the pro-rata amount of $81,331.52, and for each calendar quarter during 2002, the amount to be earned is $91,250.00.

         (c)      You will earn an incentive payment of $105,000 (the
                  "Incentive") if, on or before December 31, 2002, the following strategic objectives are accomplished during the term of this agreement:

                  (1)      KACC is successful either in establishing a new
                           long-term revolving credit agreement or in extending
                           and renewing its existing revolving credit agreement
                           (excluding short-term, interim renewals) for a term,
                           with an aggregate revolving commitment amount, and
                           with other provisions, satisfactory to and approved
                           by the Boards; and

                  (2)      KACC is successful in consummating its offer to
                           exchange new Secured Second Priority Senior
                           Subordinated Notes Due 2006 for its existing 12 3/4%
                           Senior Subordinated Notes Due 2003 and in
                           consummating a related solicitation of consents to
                           the amendment of the indenture related to such Senior
                           Subordinated Notes Due 2003, or KACC is successful in
                           consummating such other transactions in lieu of the
                           foregoing transactions in a manner consistent with an
                           approved strategy of the Boards; and

                  (3)      Jack A. Hockema or another Chief Executive Officer of
                           KAC and KACC acceptable to the Boards has been
                           elected for a term of office that extends beyond 2002
                           and Jack A. Hockema or such other Chief Executive
                           Officer has agreed to serve for such term.

                  The Incentive will be paid only if all of these strategic
                  objectives are achieved as determined by the Boards in their sole discretion. The parties agree that determinations of the
                  Boards concerning incentive compensation, if any, shall be final and binding. You will have no right to any portion of the Incentive (a) if all of the foregoing strategic objectives are not timely achieved, (b) if your engagement as non-
                  executive Chairman of the Boards is terminated for cause (as defined above), or (c) if you choose to end your engagement as non-executive Chairman of the Boards prior to December 31,
                  2002, without having met all of the foregoing strategic
                  objectives. The Incentive, if earned, shall be paid in cash in the calendar month following the month in which you cease to serve as non-executive Chairman of the Boards.

         You shall be solely liable and responsible for complying with all laws, rules and regulations regarding timely payment of applicable taxes including, without limitation, federal and state income, self-employment and/or disability taxes that may apply to such compensation.

         4. INDEPENDENT CONTRACTOR: The relationship between the parties shall be that of independent contracting parties and shall not constitute or be deemed for any purpose to be that of employer and employee. The Boards and KAC and KACC expressly acknowledge and agree that neither shall have the right to direct you with respect to the means or manner in which you fulfill your obligations and responsibilities under his letter agreement. The Boards and KAC and KACC are solely interested in the results obtained by you in connection with your performance of services required hereunder.

         5. TERMINATION: Although your engagement as non-executive Chairman of the Boards is terminable at the sole discretion of the Boards, if your engagement as non-executive Chairman of the Boards is terminated by KAC and KACC without cause (as defined above), you will continue to receive the compensation specified under Paragraph 3.(b) of this agreement for the balance of the term of the agreement and, if all three of the strategic matters listed in Paragraph
3.(c) of this agreement have been achieved at the time of such termination, you will be paid the incentive compensation specified in such Paragraph 3.(c).
However, if your engagement as non-executive Chairman of the Boards is terminated for cause (as defined above) then, notwithstanding Paragraph 3.(c)
hereof, you will have no right to any portion of the incentive compensation specified in such Paragraph 3.(c), whether or not it is otherwise earned, and you will have no right to any compensation under Paragraph 3.(b) of this agreement with respect to any period of time after the date of such termination.
You will continue to receive the fees paid for service as a Director of KAC and
KACC so long as you remain such a Director.

         6. AMENDMENT; BENEFIT: This letter agreement may not be amended, modified, or supplemented in any respect except by a subsequent written agreement between all of the parties hereto. This letter agreement shall be binding upon, and shall inure to the benefit of, KAC and its successors and assigns, KACC and its successors and assigns, and you and your heirs, executors, administrators, and personal representatives.

         7.  GOVERNING LAW:  This letter agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to principles of choice of law.

         George, the Boards are very pleased that you are willing to resume the duties of non-executive Chairman of the Boards. We look forward to working with you.

         If the terms of this offer are acceptable, please sign in the space provided below and return this letter agreement to me.

                                               Very truly yours,

                                               /S/ J. Kent Friedman
                                               J. Kent Friedman
                                               Senior Vice President and
                                               General Counsel

The foregoing is agreed to and accepted
effective as of October 11, 2001

/S/  George T. Haymaker, Jr.
George T. Haymaker, Jr.